GULFSTAR ENERGY CORPORATION

THIS AGREEMENT is effective as of the 1st. day of July 2010 between GulfStar Energy Corporation, a Colorado Corporation (hereinafter referred to as "Employer") and Robert McCann, a resident of Florida (hereinafter referred to as "Executive").

WHEREAS, Employer and Executive desire to formalize an Employment relationship as outlined herein, effective as of July 1, 2010.

NOW THEREFORE, the parties for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged hereby agree as follows:

1. EMPLOYMENT. The Employer agrees to employ the Executive and the Executive accepts such employment by the Employer on the terms and conditions set forth herein.

2. TERM. This Agreement is effective as of the 1st. day of July, 2010 and the term of the Executive's employment hereunder shall be for two years. That term shall be extended automatically for additional 2-year periods beginning at the expiration of the initial term, and every 2-year period thereafter, unless either the Executive or Employer gives written notice to the other, at least ninety (90) days prior to the beginning of each term, of such party's election not to extend the terms of this Agreement, or unless this Agreement is otherwise terminated as provided herein.

3. DUTIES. Employer shall employ Executive initially as Chairman & Chief Executive Officer or such other job title during the term to perform such duties as are normal and customary in the conduct of Employer's business and Executive will devote his best efforts to implement and/or conduct the business of the Employer and make available to Employer all of his professional and managerial knowledge and skill and such portion of his time as may be required for the fulfillment of his duties. Executive shall be furnished an appropriate office and the Employer shall provide the necessary staff, equipment, computers, services, facilities, furniture, and support for Executive to properly carry out and complete the duties of his employment. Both Employer and Executive will maintain complete and accurate records, reports and other documentation that is necessary for the conduct of Employer's business.

As Chairman & Chief Executive Officer, Executive shall be responsible for all corporate, subsidiary, joint venture, and partnership matters relating to the operation of the business including finance, IPO filings, accounting, banking, contracts, procurement, human resources, investment, investor relations, and regulatory matters.
..

4. COMPENSATION. Employer agrees to pay Executive no less than a Base Salary of $120,000.00 per year. Executive agrees to defer 40% of Base Salary until such time as the Company has obtained not less than $2 million in financing. After the financing, Executive's Base Salary shall be no less than $264,000 per year.


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In addition to the Base Salary,  Executive  shall be paid annually a bonus up to
15% of the  Executive's  Base Salary at the end of each fiscal year, on December
31. Said Bonus shall be based on the Executive's full annual stated Base Salary at the time. The parties each acknowledge and agree that Gulfstar Energy Corporation. shall pay the Base Salary to the Executive monthly.

5. BENEFITS. At its cost, Employer shall furnish to Executive comprehensive medical health insurance, dental and vision insurance, disability income insurances and other Such benefits at the level afforded the same level Executives of the Employer. Executive shall be entitled to participate in any Incentive Stock Option, employee stock purchase, option or bonus plan. Employee shall be provided an automobile allowance in the amount of $1,200.00 per month.

Executive shall be entitled to four (4) weeks of paid vacation & sick leave beginning the 1st and ending after the last calendar year of employment and for each calendar year during the term of this Agreement. Vacation shall be at a mutually agreed upon time, such agreement not to be unreasonably withheld. Said vacation and sick leave shall be fully earned the first and last calendar years of employment. If the Executive does not take the entire periods of vacation & sick leave, unused portions may be carried over to the next year(s) or paid (vacation fully & sick leave at 1/2) at the Executive's discretion. The Executive shall be paid fully for any unused vacation and for 1/2 of unused sick leave at the end of employment.

6. BUSINESS EXPENSES. Employer shall reimburse Executive for all reasonable and necessary business expenses incurred by him in carrying out his duties under this Employment Agreement so long as such expenses are properly documented in accordance with the Employer's policies for expense reimbursement.

7. EMPLOYER RESOURCES. As a matter of convenience, Executive will have limited use of Employer's resources for personal purposes, including long-distance telephone, copy machine, vehicles, staff and such other resources as the parties may agree. Employer will also furnish Executive with a mobile phone, personal computer(s), fax for office and home use, and such other equipment as the parties may agree in accordance with the Employer's usual practice.

8. Other Sources of Income/Earnings. The Employer understands that the Executive has other sources of income and earning through Board Directorships, consultancy, or positions in associations, companies, enterprises or ventures where the Executive had or has an existing relationship; And that these relationships will continue and that new and additional relationships and sources of income may be established in the future. The Employer agrees that these relationships and sources of income may continue as long as the Executive fulfills his duties and responsibilities and as long as the Executive hereby warrants that there is no current relationship that constitutes even the perception of a conflict of interest or that would preclude the Executive from the fulfillment of duties and responsibilities. The Executive further agrees not to enter into any relationship where there is even the perception of a conflict of interest or that would prevent the Executive from fulfilling duties and responsibilities.


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9.       Termination. The following shall apply:

(a). Death. In the event of Executive's death during the Executive's employment hereunder, the Executive's employment shall terminate on the date of his death. It is understood by the parties that a disability and life insurance policy in the amount of the Executive's compensation shall be provided and paid for by the employer to continue the compensation of this agreement should the Executive become disabled or die during the term of this agreement.

(b). Illness or Incapacity. If, during any term of this Agreement, Executive shall become unable to perform his duties by reason of illness or incapacity, then Employer, may, at its option, terminate this Agreement. In such event, the notice period shall be not less than the applicable elimination period in any employee disability plan of the Employer in which Executive participates. It is agreed that the determination of illness or incapacity shall be made upon the basis of qualified medical evidence and if, during the notice period, Executive returns to work and is capable of carrying out his duties, then Employer's right to terminate for illness or incapacity is suspended.

(c) For Cause. Upon thirty (30) days written notice, the Executive's employment hereunder may be terminated without further liability on the part of the Employer for Cause. Only the following shall constitute "Cause" for such:

(i) Conviction of a felony, a crime or moral turpitude or commission of an act of embezzlement or fraud against the Employer or any subsidiary or affiliate thereof:

(ii) Deliberate dishonesty of the Executive resulting in damages to the Employer or any subsidiary or affiliate thereof;

(iii) Dereliction of duty, misfeasance or malfeasance; and

(iv) Any breach of Executive of this Agreement or any other agreement between the Executive and the Employer.

(d) Good Reason. The Executive may terminate his employment hereunder with or without Good Reason (as defined below) and he shall not be required to render any further services to the Employer. In the event the Executive elects to terminate with Good Reason, he shall give written notice of the event or circumstances constituting Good Reason. The Executive must give written notice to the Employer of his intent to terminate for Good Reason and offer the Employer thirty (30) days in which to resolve the circumstances giving rise to the notice. If such event or circumstances shall remain unremedied, the Executive may then terminate his employment hereunder for Good Reason by further written notice effective immediately. "Good Reason," for purposes of this Agreement, shall be the breach by the Employer of any material provision of this Agreement or the failure of Employer, its directors or officers while acting on behalf of Employer, to comply with all applicable laws and government rules and regulations.


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(e) Set-Off.  In accordance with 9 above,  The Employer shall not be entitled to any set off against any cash compensation to be provided to the Executive under this Agreement, or any and all compensation received by the Executive while he was also receiving compensation from any other employer, unless a Conflict of Interest arises. In such case the Executive shall inform the Employer of any such amounts of cash compensation pertaining to the conflict of interest and shall refund to the Employer any related amounts paid by the Employer.

Should Executive terminate this with or without Good Reason, he agrees to assist Employer for a period of time not less than thirty (30) days in order to effect a smooth transition, unless otherwise requested by Employer.

If, during any term of this Agreement, Employer shall terminate this Agreement for reasons, above, or Executive shall terminate this Agreement, retire or die, whether at or prior to the end of the initial or any additional Term, then and in that event, the sole payments to which Executive, his heirs, legatees and legal representatives shall be entitled shall be paid to the Executive fully, and thereafter Employer shall have no further obligations or liabilities hereunder. However, if the Employer terminates this agreement for reasons other than for Cause, the Employer shall pay the Executive the remainder of salary and bonus that would have been earned through the second period of employment and will provide benefits as if employed until the end of the second period and thereafter only as required by law.

10. RESTRICTIONS. A separate Non-Solicitation and Confidentiality/Non-Disclosure Agreement has been signed by Executive, the terms of which are incorporated herein by reference, and which provides certain Restrictions.

11. NO CONFLICT. The Executive hereby represents and warrants that: (i) he is not subject to any covenants against competition or similar covenants which would prohibit or impede the performance of his obligations hereunder; (ii) the execution of this Agreement and the performance of his obligations hereunder will not cause him to breach or be in conflict with any other agreement to which he is a party or by which he is bound; and (iii) the execution of this Agreement and the performance of his obligations hereunder will not cause him to breach any fiduciary or other duty. The Executive further covenants and agrees that Executive shall not disclose to GulfStar, or induce GulfStar to use, any proprietary information, knowledge or data properly belonging to any previous employer or others. Executive further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement.

12. OFFICER & DIRECTORS INSURANCE. In addition to regular benefits provided senior executives, Employer will provide and pay for Executive's O&D (Officers & Directors) insurance at standard levels for similar commercial enterprises.

13. NOTICES. All communications and notices made pursuant to this Employment Agreement shall be in writing and sent by certified mail, return receipt requested, as follows:

(a)      Executive:        Robert McCann
                            12147 Rosedale Terrace
                           Boynton Beach, FL 33437

(b)      Employer:         GulfStar Energy Corporation
                           3410 Embassy Drive
                           West Palm Beach, FL 33401

Or such other address as is provided in writing to the other.

14. MODIFICATION. This Agreement may be amended only in writing, and mutually executed by both parties to this Agreement. This Employment Agreement constitutes the entire contract between the parties hereto with respect to employment, and the parties shall not be bound in any manner related to employment by any warranties, representations or guarantees, except as specifically set forth in the Employment Agreement.

15. ASSIGNMENT. This Agreement shall be binding upon the parties hereto, their respective heirs, legal representatives, successors, and assignees, but this Employment Agreement may not be assigned by any party without the express written consent of both parties. In the event of the merger or consolidation of the Employer with any other corporation or corporations, or any other corporate re-organizations involving Employer, this Agreement shall be assigned and transferred to such Successor in interest and in such event Executive shall continue to perform his duties and obligations pursuant to the terms of this Agreement; however, Employer will remain liable as the Guarantor of the obligations and duties of the Assignee Employer of this Agreement. Employer must give the Executive ninety (90) days notice of the consummation of any such the merger, consolidation or reorganization as set forth above. Executive reserves the exclusive right to terminate his duties pursuant to this Employment Agreement in the event of such by giving seven (7) days written notice to the original Employer.

16. WAIVER. The waiver by the Employer or Executive of any breach of the provisions of this Employment Agreement by either party shall not operate or be construed as a waiver of any subsequent breach of the other.

17. SEVERABILITY. Invalidity, illegality, or unenforceability of any provision shall not affect in any manner the other provisions contained herein, which remain in full force and effect. It is the intent of and specifically acknowledged by Executive and Employer that all Restrictive Covenants shall survive termination of this Agreement.


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18.  Governing Law and Choice of Forum.  This Agreement is a Colorado  contract, and shall be construed and enforced according to the laws of the State of Colorado. In connection with any dispute arising under this Agreement, the parties agree to submit themselves and all such disputes to the jurisdiction of any state or federal court having subject matter jurisdiction of the dispute, located in Colorado.

19.  ENTIRE   AGREEMENT.   This   Employment   Agreement   contains  the  entire
understanding between the parties, and may not be changed orally, but only by agreement in writing signed by both parties hereto.

20. RIGHT TO INDEPENDENT COUNSEL. The Executive has reviewed the contents of this Agreement and fully understands its terms. The Executive acknowledges that he is fully aware of his right to the advice of counsel independent from that of the Employer. The Executive further acknowledges that no representations have been made with respect to the income or estate tax or other consequences of this Agreement to him and that he has been advised of the importance of seeking independent advice of counsel with respect to such consequences.

IN WITNESS WHEREOF, the parties hereunto have caused this Employment Agreement to be executed as of the day and year stated herein.

GULFSTAR ENERGY CORPORATION                          Robert McCann
EMPLOYER                                             EXECUTIVE


By:                                          By:/s/Robert McCann
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Date:                                        Date:
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